Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of our report dated February 28, 2008 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in eBay Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement and related prospectus.
/s/ PricewaterhouseCoopers LLP
San Jose, California
     October 17, 2008